Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2015

Shareholders, Customers, and Fellow Team Members:

I am proud to inform you that, as a direct result of the ongoing efforts of the Company’s dedicated team members in implementing our Strategic Plan, your company reported positive results for the first quarter of 2015. Those positive results include income before taxes of approximately $1.43 million as compared to $1.06 million for the same period in 2014, a 35% increase.  The team accomplished that result in part by realizing the benefits from the three branches acquired in the fourth quarter of 2014 and by minimizing additional costs.  The results reflect a 23% increase in both net interest income and non-interest income, and only a 6% realized increase in employee and benefit costs as compared to the same three-month period in 2014.

I am also pleased to report that after review of your Company’s earnings, capital position, risk profile and strategic plan, your Board of Directors declared a $.09 per share cash dividend, payable to shareholders on June 16, 2015. This cash dividend represents 27% of the first quarter earnings.

We continue to make investments in technology to create internal efficiencies, preventing external fraud and enhance customer tools and resources. Such efforts have yielded positive results in both our customers’ use of technology-based products and our overall core operational cost structure.  We believe that effectively implementing technology will remain not only vital for attracting and retaining new customers, preventing external fraud and controlling our core operations costs, but also for providing the best possible support for our growing business footprint.

I continue to believe that a solid, established, and financially strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your company. That belief, and the desire to serve our neighbors, has led your company and its team members to provide quality, honest financial guidance, serve on local boards, and make financial contributions that promote health, education, and economic development. These strong corporate values of respect for our shareholders, customers, colleagues, and communities lay the foundation for the continued success of your Company.

Thank you for your support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2015	Three months ended March 31, 2014
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 5,711	$ 4,858
Interest expense	555	670
Net interest income	5,156	4,188
Provision for loan losses	100	-
Net interest income after provision for loan losses	5,056	4,188
Non-interest income	1,004	815
Non-interest expenses	4,628	3,946
Income before income taxes	1,432	1,057
Provision for income taxes	310	156
Net income	$ 1,122	$ 901

Average common shares outstanding	3,366,251	3,436,519

PER COMMON SHARE
Net income	$ 0.33	$ 0.26
Book value	$20.62	$18.73
Tangible book value	$17.33	$16.21
Closing price	$15.18	$15.67

FINANCIAL RATIOS
Return on average assets	0.69%	0.65%
Return on average equity	6.64%	5.66%
Net interest margin	3.58%	3.49%
Efficiency ratio	67.59%	75.14%
Loans to deposits	64.47%	65.43%
Allowance for loan losses to loans, excluding
loans marked to market in the acquisition of OSB	1.16%	1.31%
PERIOD END BALANCES
	As of March 31, 2015	As of March 31, 2014
Assets	$638,148	$554,887
Loans, gross	$356,316	$301,140
Deposits	$547,244	$461,079
Shareholders' equity	$ 69,350	$ 64,473

Common shares outstanding	3,363,138	3,431,364

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211